EXHIBIT 99.2

                     PROXY STATEMENT AND FORM OF PROXY TO BE
                         FURNISHED TO THE ASSOCIATION'S
                                 ACCOUNT HOLDERS

                                  FORM OF PROXY


                                 REVOCABLE PROXY


                      FIRST ROBINSON SAVINGS AND LOAN, F.A.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST ROBINSON SAVINGS AND LOAN, F.A.

         The undersigned member of First Robinson Savings and Loan, F.A. (the "Association") hereby appoints the Board of Directors of the Association as proxies to cast all votes which the undersigned member is entitled to cast at a Special Meeting of Members to be held at the main office of the Association, located at 501 East Main Street, Robinson, Illinois, at the hour and date stated in the Proxy Statement, and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof:

         to vote FOR or AGAINST the adoption of the Plan of Conversion providing for the conversion of the Association from a federally chartered mutual savings association to a federally chartered stock savings association as a wholly owned subsidiary of First Robinson Financial Corporation, a newly organized Delaware corporation formed by the Association for the purpose of becoming the holding company for the Association, the subsequent conversion of the Association to a national bank under the name First Robinson Savings Bank, National Association" and the related transactions provided for in such Plan of Conversion, including the adoption of an amended Federal Stock Charter and Bylaws for the Association and the adoption of the Articles of Association and Bylaws for First Robinson Savings Bank, National Association, pursuant to the laws of the United States and the Rules and Regulations administered by the Office of Thrift Supervision and the Office of the Comptroller of the Currency.

         This proxy will be voted as directed by the undersigned member. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PLAN OF CONVERSION. In addition, this proxy will be voted at the discretion of the Board of Directors upon any other matter as may properly come before the Special Meeting.

         The undersigned member may revoke this proxy at any time before it is voted by delivering to the Secretary of the Association either by a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The undersigned member hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.

             (IMPORTANT: PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE)

                      FIRST ROBINSON SAVINGS AND LOAN, F.A.



Please Mark Votes Below

Approval of the Plan of Conversion

FOR      |___|        AGAINST        |___|


DATE                       , 1997



                                        X



                                        X


                                                         IMPORTANT:  Please sign
                                                         your name exactly as it
                                                         appears on this  proxy.
                                                         Joint   accounts   need
                                                         only   one   signature.
                                                         When   signing   as  an
                                                         attorney,
                                                         administrator,   agent,
                                                         corporation,   officer,
                                                         executor,   trustee  or
                                                         guardian,  etc., please
                                                         add your full  title to
                                                         your signature.


NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

                      FIRST ROBINSON SAVINGS AND LOAN, F.A.

                              501 East Main Street
                            Robinson, Illinois 62454
                                 (618) 544-8621

                      ------------------------------------
                      NOTICE OF SPECIAL MEETING OF MEMBERS
                      ------------------------------------


         Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of First Robinson Savings and Loan, F.A. (the "Association"), will be held at the main office of the Association located at 501 East Main Street, Robinson, Illinois 62454 on ________, 1997 at _:__ _.m., Robinson, Illinois time. The purpose of this Special Meeting is to consider and vote upon:

         A Plan of Conversion providing for the conversion of the association from a federally chartered mutual savings association to a federally chartered stock savings association as a wholly-owned subsidiary of First Robinson Financial Corporation, a newly organized Delaware corporation formed by the Association for the purpose of becoming the holding company for the Association, the subsequent conversion of the Association to a national bank under the name "First Robinson Savings Bank, National Association" and the related transactions provided for in such Plan, including the adoption of an amended Federal Stock Charter and Bylaws for the Association and the adoption of the Articles of Association and Bylaws for First Robinson Savings Bank, National Association, pursuant to the laws of the United States and the Rules and Regulations administered by the Office of Thrift Supervision and the Office of the Comptroller of the Currency; and

such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any such other business.

         The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors and certain borrowers of the Association at the close of business on _________, 1997 who continue to be members as of the date of the Special Meeting. In the event there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.

                                 BY ORDER OF THE BOARD OF DIRECTORS



                                 Rick L. Catt
                                 Director, President and Chief Executive Officer

Robinson, Illinois
_________, 1997

--------------------------------------------------------------------------------
          YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
            FOR APPROVAL OF THE PLAN OF CONVERSION BY COMPLETING THE
              ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                   POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                          YOUR VOTE IS VERY IMPORTANT.
--------------------------------------------------------------------------------

                         SUMMARY OF PROPOSED CONVERSION


         This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

         Under its present "mutual" form of organization, the Association has no stockholders. Its deposit account holders and certain borrowers are members of the Association and have voting rights in that capacity. In the unlikely event of liquidation, the Association's deposit account holders would have the sole right to receive any assets of the Association remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Association would be converted into a federally chartered savings association organized in stock form (the "Converted Association"), and all of the Association's common stock would be sold concurrently to the Holding Company (the "Stock Conversion"). Subsequently, the Association will convert from a federally chartered stock savings association to a national bank (the "Bank Conversion") under the name "First Robinson Savings Bank, National Association." The Holding Company will offer and sell its common stock (the "Common Stock") in an offering (1) to depositors with an account balance of $50 or more on October 31, 1995 ("Eligible Account Holders"), (2) tax-qualified employee plans of the Association and the Holding Company ("Tax-Qualified Employee Plans"), (3) depositors of the Association with an account balance of $50 or more as of March 31, 1997 ("Supplemental Eligible Account Holders"), (4) members of the Association as of ________, 1997, other then Eligible or Supplemental Eligible Account Holders and certain borrowers as of both March 20, 1990 and ________, 1997 ("Other Members") and (5) directors, officers and employees of the Association on a priority basis (the "Subscription Offering"). Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Stock Conversion.

         Following with the Subscription Offering, to the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company will offer Common Stock to members of the general public ("Other Subscribers") to whom a prospectus (the "Prospectus") has been delivered ("the Community Offering"). The Subscription Offering and the Community Offering are referred to collectively as the "Subscription and Community Offering." Voting and liquidation rights with respect to the Association would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible and Supplemental Eligible Account Holders of the Association and voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchase of shares of its Common Stock. See "Description of the Plan of Conversion - Principal Effects of Conversion - Liquidation Rights of Depositor Members."

         THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE STOCK CONVERSION.


Business Purposes          The net proceeds from the sale of Common Stock in the
for Conversion             Stock  Conversion  will  substantially  increase  the
                           Association's capital, which will increase the amount
                           of funds  available for lending and  investment,  and
                           support current  operations and the continued  growth
                           of the  Association's  business.  The holding company
                           structure will provide greater  flexibility  than the
                           Association alone would have for  diversification  of
                           business   activities  and   geographic   operations.
                           Management  believes that this increased  capital and
                           operating  flexibility will enable the Association to
                           compete   more   effectively   with   other   savings
                           institutions and other types of financial service organizations. Management also believes that the Conversion will enhance the future access of the Holding Company and the Converted Association and the National Bank to the capital markets.

                           The Bank Conversion shall be deemed to occur and shall be effective upon completion of all actions necessary or appropriate under applicable federal statutes and regulations and the policies of the Office of the Comptroller of the Currency ("OCC") and the Office of Thrift Supervision ("OTS") to complete the conversion of the Converted Association to a national bank, including without limitation the approval of the Bank Conversion by the Holding Company, as the sole stockholder of the Converted Association, and the Converted Association will thereby be and become the National Bank. The Bank Conversion shall be consummated as soon as practicable following the consummation of the Stock Conversion, with a preference first to natural persons residing in Crawford County, Illinois.


Subscription and           As part of the  Stock  Conversion,  Common  Stock  is
Community Offering         being offered for sale in the Subscription  Offering,
                           in   the   priorities   summarized   below,   to  the
                           Association's  (1)  Eligible  Account  Holders,   (2)
                           Tax-Qualified   Employee  Plans,   (3)   Supplemental
                           Eligible  Account Holders (4) Other Members,  and (5)
                           employees,  officers and directors.  In addition,  in
                           the  Community   Offering,   Other   Subscribers  may
                           purchase Common Stock to the extent shares are available after satisfaction of subscriptions in the Subscription Offering.


Subscription Rights        Each   Eligible   Account   Holder   has  been  given
of Eligible Account        non-transferable  rights to subscribe for the greater
Holders                    of $65,000 of Common Stock,  one-tenth of one percent
                           of  the  total  number  of  shares   offered  in  the
                           Subscription  and Community  Offering or 15 times the
                           product  (rounded  down  to the  whole  next  number)
                           obtained by multiplying the total number of shares to
                           be issued by a fraction of which the numerator is the
                           amount of qualifying  deposits of such subscriber and
                           the denominator is the total  qualifying  deposits of
                           all   account   holders  in  this   category  on  the
                           qualifying date.

Subscription Rights
of Tax-Qualified
Employee   Plans

Subscription Rights        The Association's  Tax-Qualified  Employee Plans have
of Tax-Qualified           been  given  non-transferable  rights  to  subscribe,
Employee Plans             individually  and in the aggregate,  for up to 10% of
                           the  total   number  of  shares  sold  in  the  Stock
                           Conversion  after  satisfaction of  subscriptions  of
                           Eligible   Account   Holders.   Notwithstanding   the
                           foregoing, to the extent orders for shares exceed the
                           maximum  of  the   appraisal   range,   Tax-Qualified
                           Employee  Plans shall be afforded a first priority to
                           purchase   shares  sold  above  the  maximum  of  the
                           appraisal range. It is anticipated that Tax-Qualified
                           Employee Plans will purchase 8% of the Common Stock sold in the Stock Conversion.


Subscription Rights        After   satisfaction  of  subscriptions  of  Eligible
of Supplemental            Account  Holders and  Tax-Qualified  Employee  Plans,
Eligible Account           each Supplemental Eligible Account Holder (other than
Holders                    directors and officers of the  Association)  has been
                           given  non-transferable  rights to subscribe  for the
                           greater of $65,000 of Common Stock,  one-tenth of one
                           percent of the total number of shares  offered in the
                           Stock  Conversion  or 15 times the  product  (rounded
                           down  to  the  whole   next   number)   obtained   by
                           multiplying  the total  number of shares to be issued
                           by a fraction of which the numerator is the amount of
                           qualifying   deposits  of  such  subscriber  and  the
                           denominator is the total qualifying deposits of all account holders in this category on the qualifying date. The subscription rights of each Supplemental
                           Eligible Account Holder shall be reduced to the extent of such person's subscription rights as an Eligible Account Holder.


Subscription Rights        Each Other  Member  has been  given  non-transferable
of Other Members           rights to subscribe for up to $65,000 of Common Stock
                           or  one-tenth  of one percent of the total  number of
                           shares   offered  in  the  Stock   Conversion   after
                           satisfaction    of   the    subscriptions    of   the
                           Association's Eligible Account Holders, Tax-Qualified
                           Employee  Plans  and  Supplemental  Eligible  Account
                           Holders.


Subscription Rights        Each individual employee, officer and director of the
of Association             Association has been given the right to subscribe for
Personnel                  up to $65,000 of Common Stock after  satisfaction  of
                           the   subscriptions   of  Eligible  Account  Holders,
                           Tax-Qualified  Employee Plans,  Supplemental Eligible
                           Account

                           Holders and Other Members. Total shares subscribed for by the employees, officers and directors in this category may not exceed 25% of the total shares offered in the Conversion.


Purchase                   No person,  together  with  associates,  and  persons
Limitations                acting in concert, may purchase more than $100,000 of
                           Common Stock offered in the Stock Conversion based on
                           the Estimated  Valuation Range (as calculated without
                           giving   effect  to  any   increase   in  such  range
                           subsequent  to  the  date   hereof).   The  aggregate
                           purchases of directors and executive officers and their associates may not exceed 34% of the total number of shares offered in the Stock Conversion.
                           These purchase limitations do not apply to the Association's Tax-Qualified Employee Plans.


Expiration Date of         All  subscriptions  for Common Stock must be received
Subscription and           by _:__ _.m.,  Robinson,  Illinois  time on ________,
Community Offerings        1997.


How to Subscribe           For  information on how to subscribe for Common Stock
for Shares                 being  offered in the Stock  Conversion,  please read
                           the   Prospectus   and  the  stock   order  form  and
                           instructions   accompanying   this  Proxy  Statement.
                           Subscriptions  will not  become  effective  until the
                           Plan  of   Conversion   has  been   approved  by  the
                           Association's  members  and all of the  Common  Stock
                           offered in the Stock  Conversion has been  subscribed
                           for  or  sold  in  the   Subscription  and  Community
                           Offering or through such other means as may be approved by the OTS.


Price of Common            All sales of  Common  Stock in the  Subscription  and
Stock                      Community Offering will be made at the same price per
                           share which is currently expected to be $10.00 per share on the basis of an independent appraisal of the pro forma market value of the Association and the Holding Company upon Conversion. On the basis of a preliminary appraisal by Ferguson & Company, LLP which has been reviewed by the OTS, a minimum of 552,500 and a maximum of 747,500 shares will be offered in the Stock Conversion. See "The Conversion
                           - Stock Pricing and Number of Shares to be Issued" in the Prospectus.


Tax Consequences           The  Association  has  received  an opinion  from its
                           special counsel, Silver, Freedman & Taff, L.L.P., stating that the Stock Conversion is a nontaxable reorganization under Section 368(a)(1)(F) of the Internal Revenue Code. The Association has also received an opinion from Larsson, Woodyard & Henson, LLP stating that the Stock Conversion will not be a taxable transaction for Illinois income tax purposes.


Required Vote              Approval of the Plan of  Conversion  will require the
                           affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.


                  YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                             THE PLAN OF CONVERSION

                      FIRST ROBINSON SAVINGS AND LOAN, F.A.

                                 PROXY STATEMENT

             SPECIAL MEETING OF MEMBERS TO BE HELD ON ________, 1997

                               PURPOSE OF MEETING

         This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of First Robinson Savings and Loan, F.A. (the "Association") of the proxies to be voted at the Special Meeting of Members (the "Special Meeting") of the Association to be held at the Association's main office located at 501 East Main Street, Robinson, Illinois, on ________, 1997 at _:__ _.m. Robinson, Illinois time, and at any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion under which the Association would be converted from its present mutual form of organization into a federally chartered savings association organized in stock form (the "Converted Association"), the concurrent sale of all the common stock of the stock savings association to First Robinson Financial Corporation (the "Holding Company"), a Delaware corporation, the sale by the Holding Company of shares of its common stock (the "Common Stock"), and the subsequent conversion of the association to a national bank under the name "First Robinson Savings Bank, National Association" (the "National Bank") and such other business as may properly come before the meeting and any adjournment thereof.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS


         THE BOARD OF DIRECTORS OF THE ASSOCIATION UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.

         The Association is currently organized in "mutual" rather than "stock" form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Association's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Association, will substantially increase the Association's net worth. The Holding Company will exchange approximately 50% of the net proceeds from the sale of the Common Stock for the common stock of the Association to be issued upon Stock Conversion. The Holding Company expects to retain the balance of the net proceeds, as its initial capitalization of which the Holding Company intends to lend funds to the ESOP to fund its purchase of Common Stock. The net proceeds from the sale of Common Stock in the Stock Conversion will substantially increase the Association's capital, which will increase the amount of funds available for lending and investment, and support current operations and the continued growth of the Association's business. The holding company structure will provide greater flexibility than the Association alone would have for diversification of business activities and geographic operations. Management believes that this increased capital and operating flexibility will enable the Association to compete more effectively with other savings institutions and other types of financial service organizations. The Board of Directors of the Association also believes that the Conversion and the use of a holding company structure will enhance the Converted Association's and the National Bank's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

         The Board of Directors of the Association believes that the Stock Conversion will further benefit the Association by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans.

         Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock.

         THE OFFICE OF THRIFT SUPERVISION ("OTS") HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE ASSOCIATION'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

                      FIRST ROBINSON SAVINGS AND LOAN, F.A.


         The Association is a federally chartered mutual savings and loan association headquartered in Robinson, Illinois. Its deposits are insured up to the maximum allowable amount by the SAIF of the FDIC. The Association serves primarily Crawford County, Illinois. At December 31, 1997, the Association had total assets of $67.5 million, deposits of $59.6 million and equity capital of $4.7 million.

         The Association has been, and intends to continue to be, a locally-owned community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Association attracts deposits from the general public and uses such deposits, together with other funds, to originate primarily one- to four-family residential mortgage loans. The Association also originates consumer loans, commercial business and commercial real estate loans, and multi-family and construction loans.


                      FIRST ROBINSON FINANCIAL CORPORATION


         First Robinson Financial Corporation was incorporated under the laws of the State of Delaware in March 1997 at the direction of the Board of Directors of the Association for the purpose of serving as a savings and loan holding company of the Converted Association upon the acquisition of all of the capital stock issued by the Converted Association in the Stock Conversion, and then as a bank holding company of the National Bank following the Bank Conversion. The Holding Company has received approval from the OTS to acquire control of the Converted Association, subject to satisfaction of certain conditions. The Holding Company has applied to the FRB for approval to retain control of the National Bank following the Bank Conversion. Such approval has not been obtained as of the date of this Prospectus, and there can be no assurance that such approval will be obtained. See "Risk Factors -- Potential Delay in Completion or Denial of Bank Conversion." Prior to the Conversion, the Holding Company has not engaged and will not engage in any material operations. Upon consummation of the Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of the Converted Association (and the National Bank following the Bank Conversion), approximately 50% of the net proceeds from the Stock Conversion (less the amount to fund the ESOP) and a note evidencing its loan to fund the employee stock ownership plan. Upon consummation of the Conversion, the Holding Company's principal business will be overseeing the business of the National Bank and investing the portion of the net Stock Conversion proceeds retained by it, and, assuming the requisite Federal Reserve Board ("FRB") approval is obtained, the Holding Company will register with the FRB as a bank holding company under the Bank Holding Company Act.

         The holding company structure will permit the Holding Company to expand the financial services currently offered through the Association, although there are no definitive plans or arrangements for such expansion at present. The holding company structure will also provide the Association with enhanced operational flexibility and provide the ability to diversify its business opportunities through acquiring other financial institutions, thereby enhancing its financial resources in order to compete more effectively with other financial service organizations. At the present time, however, the Holding Company does not have any plans, agreements, arrangement or understandings with respect to any such acquisitions. After the Stock Conversion, the Holding Company will be classified as a unitary savings and loan holding company and will be subject to regulation by the OTS. After the Bank Conversion, the Holding Company will be classified as a bank holding company and will be subject to regulation by the FRB.

         The executive office of the Holding Company is located at 501 East Main Street, Robinson, Illinois 62454. Its telephone number at that address is (618) 544-8621.

                FIRST ROBINSON SAVINGS BANK, NATIONAL ASSOCIATION


         Upon consummation of the Bank Conversion, the National Bank will succeed to all of the assets and liabilities of the Converted Association (which, pursuant to the Stock Conversion will have succeeded to all of the assets and liabilities of the Association), and will continue to conduct business in substantially the same manner as the Association prior to the Conversion.

         The deposits of the National Bank will continue to be insured by the SAIF of the FDIC, and, as such, the National Bank will continue to be subject to regulation and supervision by the FDIC. The National Bank will not be subject to OTS regulation and supervision; rather, the primary regulator of the National Bank will be the OCC. The National Bank will remain a member of the FHLB of Chicago. As a national bank, the National Bank will also be required to become a member of the Federal Reserve System.


              INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING


         The Board of Directors of the Association has fixed _________, 1997 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Association depositors and certain borrowers are members of the Association under its current charter. All Association members of record as of the close of business on the Voting Record Date and borrowers as of both March 20, 1990 and the Voting Record Date who continue to be members as of the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

         Each depositor (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Association as of the Voting Record Date, up to a maximum of 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Association, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion.

         Each borrower member of the Association as of both March 20, 1990 and the Voting Record Date who continues to be a borrower as of the date of the Special Meeting will be entitled to cast one vote as a borrower member, in addition to any votes he or she may be entitled to cast as a depositor.

         Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Association's members eligible to be cast at the Special Meeting. As of ________, 1997, the Association had approximately ___ members who were entitled to cast a total of approximately ______ votes at the Special Meeting.

         Association members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Association, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.

         All properly executed proxies received by the Board of Directors of the Association will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

         If a proxy is not executed and is returned or the member does not vote in person, the Association is prohibited by OTS regulations from using a previously executed proxy to vote for the Conversion. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion.

         To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Association, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. Such persons will be reimbursed by the Association for their expenses incurred in connection with such solicitation. The Association will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.


                      DESCRIPTION OF THE PLAN OF CONVERSION



         The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through adoption of amended charter and bylaws for the Association to authorize the issuance of capital stock along with the concurrent formation of a holding company, the subsequent conversion of the Association to a national bank under the name "First Robinson Savings Bank, National Association" and the related transactions provided for in the Plan of Conversion, including the adoption of an amended Federal Stock Charter and Bylaws for the Association and the adoption of Articles of Association and Bylaws for First Robinson Savings Bank, National Association. As part of the Conversion, the Plan of Conversion provides for the subscription offering (the "Subscription Offering") of the Common Stock to the Association's (i) Eligible Account Holders (deposit account holders with an account balance of $50 or more as of October 31, 1995); (ii) Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders (deposit account holders with an account balance of $50 or more as of March 31, 1997); (iv) Other Members (deposit account holders and borrowers eligible to vote at the Special Meeting who are not Eligible Account Holders or Supplemental Eligible Account Holders); and (v) the Association's employees, officers and directors. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Stock Conversion. Following with the Subscription Offering, members of the general public, with a preference first to natural persons residing in Crawford County, Illinois, will be afforded the opportunity to purchase the Common Stock not subscribed for in the Subscription Offering (the "Community Offering" and when referred to with the Subscription Offering, the "Subscription and Community Offering").


         THE SUBSCRIPTION AND COMMUNITY OFFERING HAVE COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION AND COMMUNITY OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE ASSOCIATION AND THE HOLDING COMPANY; ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION AND COMMUNITY OFFERING EXPIRES AT _:__ _.M. ROBINSON, ILLINOIS TIME ON ________, 1997 UNLESS EXTENDED BY THE ASSOCIATION AND THE HOLDING COMPANY.

         The federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Association and the Holding Company with the approval of the OTS. This 45-day period expires ________, 1997 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Association and the Holding Company will consult with the OTS to determine an appropriate alternative method of selling all unsubscribed shares offered in the Stock Conversion. The Plan of Conversion provides that the Stock Conversion must be completed within 24 months after the date of the Special Meeting.

         The Subscription and Community Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the date of the Special Meeting. No sales of shares may be completed, either in the Subscription and Community Offering or otherwise, unless the Plan of Conversion is approved by the members of the Association.

         The commencement and completion of the Subscription and Community Offering, however, is subject to market conditions and other factors beyond the Association's control. Due to adverse conditions in the stock market in the past, a number of converting thrift institutions encountered significant delays in completing their stock offerings or were not able to complete them at all. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Subscription and Community Offering or other sale of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company's Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Association and the Holding Company from the sale of the Common Stock. The Association and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

         The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion, a complete copy of which is attached. The Association's federal stock charter and bylaws that will become effective upon completion of the Stock Conversion and a copy of the National Bank's Articles of Association and Bylaws that will become effective upon completion of the Bank Conversion are available from the Association upon request. Additionally, a copy of the Holding Company's certificate of incorporation and bylaws are available from the Association upon request.

Principal Effects of Conversion

         Depositors. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

         Borrowers. The rights and obligations of borrowers under their loan agreements with the Association will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

         Voting Rights of Members. Under the Association's current federal mutual charter, depositors and certain borrowers have voting rights as members of the Association with respect to the election of directors and certain other affairs of the Association. After the Conversion, exclusive voting rights with respect to all such matters will be vested in the Holding Company as the sole stockholder of the Association and, following the Bank Conversion, the National Bank. Depositors and borrowers will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

         Liquidation Rights of Depositor Members. Currently, in the unlikely event of liquidation of the Association, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Association, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Association at the time of liquidation. After the Conversion, the assets of the Association would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Conversion and then to the Holding Company as the sole stockholder of the Association's outstanding common stock. The Association's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Association in the event of liquidation after the Conversion, but would continue to have the right as creditors of the Association to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Association's sole stockholder. In addition, the Association's deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law, currently up to $100,000 per insured account. The Liquidation Account will initially be established in an amount equal to the net worth of the Association as of the date of the Association's latest statement of financial condition contained in the final prospectus used in connection with the Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on October 31, 1995 or March 31, 1997, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Association is less than the lowest amount in such deposit account on the Eligibility Record Date and/or
Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account. The Bank Conversion shall not be deemed to be a complete liquidation of the Converted Association for purposes of the distribution of the liquidation account. Upon consummation of the Bank Conversion, the liquidation account, and all rights and obligations of the Converted Association in connection therewith, shall be assumed by the National Bank.

         The Association. Under federal law, the stock savings association resulting from the Stock Conversion will be deemed to be a continuation of the mutual association rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Association prior to the Stock Conversion. The Stock Conversion will enable the Association to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the association, and no assets of the Association will be distributed in order to effect the Conversion, other than to pay the expenses incident thereto. After the Stock Conversion, the Association will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Stock Conversion will not cause any change in the executive officers or directors of the Association.

         The  National   Bank.  The  National  Bank  will  be  deemed  to  be  a
continuation of the Converted Association and will have all the rights, privileges, properties, assets and liabilities of the Converted Association. The Bank Conversion shall be deemed to occur and shall be effective upon completion of all actions necessary or appropriate to complete the Bank Conversion. After the Bank Conversion, the National Bank will be subject to examination and regulation by the OCC and will become a member of the Federal Reserve System. The National Bank intends to remain a member of the Federal Home Loan Bank System. The Bank Conversion will not cause any change in the executive officers or directors of the National Bank.

Federal and State Taxation

         Savings associations such as the Association that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election).

         Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

         Since 1987, the percentage of specially-computed taxable income that was used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction). Under changes in federal tax law enacted in August 1996, the percentage bad debt deduction has been eliminated for tax years beginning after December 31, 1995. Accordingly, this method will not be available to the Association for its tax years ending October 31, 1996 and thereafter.

         Under the percentage of taxable income method, the percentage bad debt deduction could not exceed the amount necessary to increase the balance in the reserve for qualifying real property loans to an amount equal to 6% of such loans outstanding at the end of the taxable year or the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for non-qualifying loans equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Through October 31, 1996, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to the Association.

         The federal tax legislation enacted in August 1996 also imposes a requirement to recapture into taxable income the portion of the qualifying and non-qualifying loan reserves in excess of the "base-year" balances of such reserves. For the Association, the base-year reserves are the balances as of October 31, 1988. Recapture of the excess reserves will occur over a six-year period which could begin for the Association as early as the tax year ending October 31, 1996 (commencement of the recapture period may be delayed, however, for up to two years provided the Association meets certain residential lending requirements). This delay of the recapture is not available to the Association if it converts to a national bank. The Association previously established, and will continue to maintain, a deferred tax liability with respect to its federal tax bad debt reserves in excess of the base-year balances; accordingly, the legislative changes will have no effect on total income tax expense for financial reporting purposes.

         Also, under the August 1996 legislation, the Association's base-year federal tax bad debt reserves are "frozen" and subject to current recapture only in very limited circumstances. Generally, recapture of all or a portion of the base-year reserves will be required if the Association pays a dividend in excess of the greater of its current or accumulated earnings and profits, redeems any of its stock, or is liquidated. The Association has not established a deferred federal tax liability under SFAS No. 109 for its base-year federal tax bad debt reserves, as it does not anticipate engaging in any of the transactions that would cause such reserves to be recaptured.

         In addition to the regular income tax, corporations, including savings associations such as the Association, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as the Association, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         The Association files federal income tax returns on a fiscal year basis using the accrual method of accounting.

         The Association has not been audited by the IRS recently with respect to federal income tax returns. In the opinion of management, any examination of still open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Association.

         Illinois Taxation. For Illinois income tax purposes, the Association is taxed at an effective rate equal to 7.18% of Illinois taxable income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has had the effect of eliminating Illinois taxable income for the Association.

Approval, Interpretation, Amendment and Termination

         Under the Plan of Conversion, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Stock Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Association casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Stock Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the federal and Illinois tax consequences of the Stock Conversion. The Bank Conversion is subject to final OCC approval to convert to a national bank.

         The Plan of Conversion may be substantively amended by the Boards of Directors of the Association and the Holding Company with the concurrence of the OTS. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Association alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Association at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the members of the Association at the Special Meeting. All interpretations by the Association and the Holding Company of the Plan of Conversion and of the Order Forms and related materials for the Subscription and Community Offering will be final, except as regards or affects the OTS.

Judicial Review

         Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. ss.1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Association's members to vote on the Plan of Conversion described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.


                               CHARTER AND BYLAWS


         The following is a summary of certain provisions of the Charter and Bylaws which will become effective upon the conversion of the Association into a federally chartered stock savings association and the Articles of Association and Bylaws which will become effective upon the conversion of the Conversion Association into a national bank. Complete copies of the Charter and Bylaws of the Converted Association and Articles of Association and Bylaws of the National Bank are available upon request from the Association.

         The Converted Association will be authorized to issue 2,500,000 shares with a par value of $.01 per share and the National Bank will be authorized to issue 2,000,000 shares of common stock with a par value of $1.00 per share. Neither the Conversion Association's nor the National Bank's common stock will be insured by the FDIC. All of the Converted Association's and, following the Bank Conversion, the National Bank's outstanding common stock will be owned by the Holding Company. Accordingly, exclusive voting rights with respect to the affairs of the Association after the Conversion will be vested in the Board of Directors of the Holding Company.

         The Converted Association's Charter will provide that the number of Directors shall be not fewer than five or more than 15, with the exact number to be fixed in the Converted Association's Bylaws. The proposed Bylaws provide that the number of the Converted Association's directors shall be six. Directors generally will serve for terms of three years, and the terms of Directors will be staggered so that approximately one-third of the Board is elected each year.

         The Articles of Association of the National Bank will provide that the number of Directors shall not be fewer than five nor more than 25, with the exact number to be fixed by resolution of the National Bank's Board of Directors or by resolution of its stockholders (i.e., the Holding Company). Directors of the National Bank will serve for terms of one year.

         In addition to the common stock, the Converted Association will be authorized to issue 500,000 shares of serial preferred stock, par value $.01 per share. The Board of Directors will be permitted, without further stockholder approval, to authorize the issuance of preferred stock in series and to fix the voting powers, designations, preferences and relative, participating, optional, conversion and other special rights of the shares of each series of the preferred stock and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to common stock in dividend rights, liquidation preferences, or both, and may have voting rights.

         The Articles of the Association of the National Bank do not provide authorization for the issuance of preferred stock. In order for the National Bank to issue preferred stock, an amendment to the Articles of Association that sets forth the terms, rights and preferences of a class of preferred stock must be proposed by the Board of Directors and approved by the OCC and by the Holding Company as the sole stockholder of the National Bank.

         Neither the Charter nor the Bylaws of the Converted Association provide for indemnification of officers and directors. However, the Converted Association will be required by OTS regulations (as the Association currently is) to indemnify its directors, officers and employees against legal and other expenses incurred in defending lawsuits brought against them by reasons of the performance of their official duties. Indemnification may be made to any such person only if final judgment on the merits is in his favor or, in case of (i) settlement, (ii) final judgment against him or (iii) final judgment in his favor, other than on the merits, if a majority of the directors of the Converted Association determines that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could have reasonably believed under the circumstances was in the best interest of the Converted Association or its stockholders. If a majority of the directors of the Converted Association concludes that in connection with an action any person ultimately may become entitled to indemnification, the Directors may authorize payment of reasonable costs and expenses arising from defense or settlement of such action.

         The National Bank's Articles of Association will provide for indemnification of any individual who is or was a director, officer, employee or agent of the National Bank in any proceeding in which the individual is made a party as a result of his service in such capacity, if the individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the National Bank and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, unless such indemnification would be prohibited by law. Under the Articles of Association, an individual may not be indemnified in connection with a proceeding by or in the right of the National Bank in which the individual was adjudged liable to the National Bank unless a court of competent jurisdiction determines he is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.


                             ADDITIONAL INFORMATION


         The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Conversion, consolidated financial statements of the Association and a description of the capitalization and business of the Association and the Holding Company, including the Association's directors and executive officers and their compensation, the conversion of the association to a national bank, the anticipated use of the net proceeds from the sale of the Common Stock, and a description of the Common Stock, is intended to help you evaluate the Conversion and is incorporated by this reference.




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


         YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

         If you have any questions, please call our Stock Sales Center at (618) 544-5800.

         IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.


                             -----------------------

         THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

         THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.



783\410\PROXY

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